EXHIBIT 5

Dir: (787) 274-1212

Fax: (787) 274-1470

October 7, 2020

Triple-S Management Corporation

1441 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920

Ladies and Gentlemen:

We have acted as special counsel for Triple-S Management Corporation, a Puerto Rico corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to Class B shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, included in the Registration Statement and to be issued pursuant to the Company’s 2017 Incentive Plan (the “Plan”).

We have examined the Plan, as amended, in the form attached as Exhibit A of the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 12, 2020 and adopted by the Company’s shareholders on April 24, 2020, originals, or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company, such agreements and other instruments, certificates of public officials, officers or other representatives of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon the issuance and delivery in accordance with the Plan and upon receipt by the Company of adequate consideration therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We do not express any opinion herein as to the laws of any jurisdiction other than those of the Commonwealth of Puerto Rico. We hereby also disclaim any obligation to update or supplement this opinion letter to reflect any facts or circumstances occurring hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Pietrantoni Méndez & Alvarez LLC
Pietrantoni Méndez & Alvarez LLC